Exhibit 5.1

GOLENBOCK EISEMAN ASSOR BELL & PESKOE LLP

711 Third Avenue – 17th Floor

New York City, New York 10017

212-907-7300

RYVYL Inc.

3131 Camino Del Rio N.

Suite 1400

San Diego, CA 92108

Re:	Registration Statement No. 333-292749; 502,500,000 (pre-reverse split) shares of Common Stock, $.001 par value per share

Ladies and Gentlemen:

We have acted as securities counsel to RYVYL Inc., a Nevada corporation (the “Company”), in connection with the proposed issuance of up to 502,500,000 shares of common stock, $.001 par value per share on a pre-reverse split basis (the “Shares”) or 14,357,143 Shares on a post reverse split basis. The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on January 15, 2026 (Registration No. 333-292749) (as amended, the “Registration Statement”), in connection with that certain Agreement and Plan of Merger dated as of September 28, 2025, as amended (the “Merger Agreement”), by and among the Company, RTB Digital, Inc. (“RTB”) and RYVYL Merger Sub Inc., which is included as Annex A to the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issuance of the Shares.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter. In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Merger Agreement; (ii) the Registration Statement and all exhibits thereto; (iii) the Company’s articles of incorporation as presently in effect; (iv) the Company’s bylaws as presently in effect; (v) certain resolutions adopted by the Company’s board of directors and committees thereof, relating to the authorizations of the filing of the Registration Statement, the execution and delivery of the Merger Agreement, the issuance and sale of the Shares, and other related matters; and (vi) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, subject to the assumptions, limitations, and qualifications stated herein.

We have also examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the persons executing the documents we have examined have the legal capacity to execute such documents; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the truth, accuracy, and completeness of the information, representations, and warranties contained in the Registration Statement, the Merger Agreement as they may related to the issuance of the Shares, and other records, documents, instruments, and certificates we have reviewed; (v) that all Shares will be issued in the manner stated in the Merger Agreement and the Registration Statement. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, it is our opinion that upon the approval by the shareholders of the Company of the issuance of the Shares and effectiveness of all other approvals for the issuance of the Shares referred to in the Registration Statement, when the Registration Statement has been declared effective and the Shares have been issued in the manner contemplated by, and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid, and nonassessable.

The foregoing opinion is based on, and is limited to the laws of the State of New York, and we render no opinion with respect to the laws of any other jurisdiction. We have assumed that the laws of the State of Nevada are the same as those of New York in respect of the approval and issuance of the Shares. Our opinion expressed herein is as of the date hereof, and we assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/S/ Golenbock Eiseman Assor Bell & Peskoe LLP
Golenbock Eiseman Assor Bell & Peskoe LLP